Exhibit 99.1

March 16, 2020

Liberty TripAdvisor Holdings Announces $325 million Investment by Certares

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) announced today that it has entered into an Agreement (“Agreement”) with funds managed by Certares Management LLC (“Certares”) whereby Certares will purchase $325 million of 8% Series A Cumulative Redeemable Preferred Stock. The net proceeds from this investment, combined with $34 million of secured borrowings against a variable price forward and cash on hand, will repay 100% of the outstanding balance under Liberty TripAdvisor’s existing margin loan. Upon completion of this investment, Greg O’Hara, Founder and Senior Managing Director of Certares, is expected to join the Liberty TripAdvisor Board.

“We welcome Certares as a strategic investor in Liberty TripAdvisor,” said Greg Maffei, Liberty TripAdvisor Chairman, President & CEO. “Certares has deep experience and a highly successful track record investing in the travel, tourism and hospitality sectors, and we will greatly benefit from Greg’s insight on our board. In addition, and importantly, this investment secures long-term financing, which is not tied to stock price movements in this volatile environment.”

“Liberty TripAdvisor is a natural fit for Certares,” said Greg O’Hara. “We seek leaders in our sectors and look forward to deeper involvement with Liberty TripAdvisor and TripAdvisor, the world’s largest online travel community.”

The Agreement contains certain covenants of Liberty TripAdvisor and Certares. These covenants along with additional terms of the Preferred Stock can be found in the Form 8-K that will be filed by Liberty TripAdvisor with the U.S. Securities and Exchange Commission.

Liberty TripAdvisor expects to complete this investment within 10 business days.

Goldman Sachs & Co. LLC and Société Générale S.A. served as financial advisors to Liberty TripAdvisor and Baker Botts L.L.P. served as its legal counsel.  Simpson Thacher & Bartlett LLP served as Certares’ legal counsel.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the investment by Certares and the use of proceeds therefrom and changes to the Liberty TripAdvisor board of directors. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions and conditions to the completion of the investment by Certares. These forward-looking statements speak only as of the date of this press release, and Liberty TripAdvisor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty TripAdvisor’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty TripAdvisor, including its most recent Annual Report on Form 10-K, for risks and uncertainties related to Liberty TripAdvisor’s business which may affect the statements made in this press release.

About Liberty TripAdvisor

Liberty TripAdvisor Holdings, Inc. (Nasdaq:  LTRPA, LTRPB) consists of its subsidiary TripAdvisor.   TripAdvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.

About Certares

Established in 2012, Certares focuses on direct investments in proprietary transactions, leveraging deep sector experience in the travel and hospitality industries, and with a consistent emphasis on partnership with management teams to drive growth. Certares brings together a team with decades of both operational and investment experience in private equity, travel, tourism, hospitality and travel-related business and consumer services.  For more information, please visit www.certares.com.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.